PHOENIX DUFF & PHELPS INSTITUTIONAL MUTUAL FUNDS

                    First Amendment to Declaration of Trust


      We, the undersigned, being all of the members of the Board of Trustees of the Phoenix Duff & Phelps Institutional Mutual Funds, a Massachusetts business trust organized under a Declaration of Trust dated December 4, 1995, and acting pursuant to ARTICLE VI Section 6.3 of said Declaration of Trust, do hereby amend said Declaration of Trust, by deleting the first sentence of the first paragraph of Section 3.2 of ARTICLE III thereof and by inserting in lieu of such paragraph the following paragraph:

            Without limiting the authority of the Trustees set forth in Section
            3.1 to establish and designate any further Series, the following six Series are hereby established and designated: "Phoenix Duff & Phelps Institutional Balanced Portfolio", "Phoenix Duff & Phelps Institutional Managed Bond Portfolio", "Phoenix Duff & Phelps Institutional Enhanced Reserves Portfolio", "Phoenix Duff & Phelps Institutional Growth Stock Portfolio", "Phoenix Duff & Phelps Institutional Money Market Portfolio", and "Phoenix Duff & Phelps Institutional U.S. Government Securities Portfolio".

WITNESS our hands this 2nd day of February, 1996.

/s/ Thomas N. Steenburg                   /s/ Richard J. Wirth
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Thomas N. Steenburg, as Trustee and       Richard J. Wirth, as Trustee and
not individually                          not individually